Exhibit 10.28

NEW YORK STOCK EXCHANGE, INC.

SUPPLEMENTAL EXECUTIVE SAVINGS PLAN

Amended and Restated as of August 1, 1997

New York Stock Exchange, Inc.
Supplemental Executive Savings Plan

The New York Stock Exchange, Inc. Supplemental Executive Savings Plan, initially effective as of September 7, 1989, is amended and restated as of August 1, 1997 into three (3) separate plans, all set forth and comprised in this document.  The Plans comprised herein are intended to provide deferred compensation to a select group of management or highly compensated employees of the New York Stock Exchange, Inc. and certain subsidiaries thereof which have adopted the Plan.  Plan A is intended to supplement benefits payable under the Savings Plan that are subject to the limitations of Code Section 415 and be an excess benefit plan within the meaning of Section 3(36) of ERISA.  Plan B is intended to supplement benefits under the Savings Plan with regard to the limitations of Code Section 401(a)(17).  Plan C is intended to permit additional deferrals.  Amounts in the Plan prior to such restatement shall be allocated to Plan B.

1.             Definitions.  For purposes of this Plan, the following definitions apply:

(a)           “Active Participant” means a Participant who is currently having book entry contributions made to one of his Supplemental Accounts hereunder.

(b)           “Adopting Subsidiary” means any Subsidiary, while such a Subsidiary, that has adopted and participates in the Savings Plan, and which adopts the Plan as a participating employer with the approval of the NYSE.

(c)           “Beneficiary” means, unless otherwise specified by the Participant in a written election filed with the Committee upon such form and in such manner as specified by the Committee, the person or persons (if any) effectively designated by the Participant under the Savings Plan (or otherwise determined under the terms of the Savings Plan if no such designation is made) to receive his benefits under the Savings Plan in the event of the Participant’s death.  In the event that two (2) or more persons are the Participant’s Beneficiary under the Savings Plan, then each such person shall be entitled to receive payment under this Plan in the same proportion as the proportion of benefits such person is entitled to receive under the Savings Plan, provided, however, that if any such person has been designated under the Savings Plan to receive a stated dollar amount, then such amount shall be paid from this Plan (in the priority order set forth below) only to the extent that the Participant’s accounts in the Savings Plan are insufficient to pay such amount consistent with the provisions of the Savings Plan.  Amounts paid from this Plan pursuant to the foregoing sentence shall be paid first from Plan A, and to the extent the funds held under Plan A are insufficient, from Plan B, and to the extent the funds held under Plan B are insufficient, from Plan C.  Such person or persons designated under the Savings Plan to receive a stated dollar amount shall be otherwise disregarded in determining benefit allocations under this Plan among persons who are the Participant’s Beneficiary.

(d)           “Board” means the Board of Directors of the NYSE.

(e)           “Code” means the Internal Revenue Code of 1986, as amended.

(f)            “Committee” means the Committee of at least two (2) individuals appointed by the Board for purposes of administering the Plan, or any successor committee.  If a Participant serves on the Committee, such Participant shall not be authorized to make any determinations or decisions with respect to his participation hereunder or with respect to payment of Supplemental Benefits to such Participant hereunder.  Notwithstanding the foregoing, for purposes of making determinations regarding in-service withdrawals hereunder for Hardship (as described in Section 6 herein), the Human Resources Policy and Compensation Committee of the Board shall be required to approve any such in-service withdrawal.

(g)           “Earnings” means, for any Supplemental Plan Year, earnings on amounts in the Supplemental Accounts computed in accordance with Section 4 hereof.

(h)           “Eligible Employee” means (1) for purposes of Plan A, an Employee whose Salary multiplied by twenty-two one hundredths (.22) exceeds the limit under Code Section 415(c)(1)(A) or (2) for purposes of Plan B, an Employee whose Salary in a Pay Period, when annualized, exceeds the limitation on compensation of One Hundred Fifty Thousand Dollars ($150,000), as adjusted for cost of living adjustments, under Section 401(a)(17) of the Code, or (3) for purposes of Plan C, an Employee who is eligible to participate in Plan A or Plan B and at least one of whose elections exceeds the amount permitted to be contributed to the applicable plan.  Notwithstanding any other provision to the contrary, no Employee whose (i) primary place of employment with the Employer is outside of the United States and (ii) primary residence was outside of the United States upon the commencement of his employment with the Employer, unless such Employee is designated as an Eligible Employee under this Plan by the Chairman of the NYSE in writing, and no person who has waived participation in the Plan under any individual compensation, retirement or other agreement shall be an Eligible Employee under the Plan.  An individual classified by the Employer at the time services are provided as either an independent contractor or an individual who is not classified as an Employee due to the Employer treating any services provided by him as being provided by another entity which is providing such individual’s services to the Employer shall not be eligible to participate in this Plan during the period the individual is so initially classified even if such individual is later retroactively reclassified as an employee during all or any part of such period pursuant to applicable law or otherwise.

(i)            “Employee” means any person employed by the Employer.

(j)            “Employer” means the NYSE and any Adopting Subsidiary.

(k)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l)            “Excess Salary” means the excess of an Eligible Employee’s Salary over his Recognizable Salary.  Excess Salary Per Pay Period shall mean the Excess Salary earned in any Pay Period in the Supplemental Plan Year after the Recognizable Salary limit has been reached.

(m)          “NYSE” means the New York Stock Exchange, Inc. and any successor by merger, consolidation, purchase or otherwise.

(n)           “Participant” means any Eligible Employee who shall have become an Active Participant in the Plan and any individual with a balance in his Supplemental Accounts.

(o)           “Pay Period” means the Employer’s pay period applicable to the Employee.

(p)           “Plan” means the New York Stock Exchange, Inc. Supplemental Executive Savings Plan, as amended from time to time, currently comprised of Plan A, Plan B and Plan C.

(q)           “Qualifying Entity” means the Securities Industry Automation Corporation, the National Securities Clearing Corporation or The Depository Trust Company, and any of such entities’ subsidiaries designated by the NYSE as a Qualifying Entity.  An entity in which the NYSE possesses an ownership interest but which does not qualify as a Subsidiary under the Plan may be designated as a Qualifying Entity by the NYSE for the purpose of describing the occurrence of a Termination of Employment.

(r)           “Recognizable Salary” means an Eligible Employee’s base salary for the Supplemental Plan Year, taking into account the limitation on compensation to One Hundred Fifty Thousand Dollars ($150,000), as adjusted for cost of living adjustments, under Section 401(a)(17) of the Code.  Recognizable Salary Per Pay Period shall mean the amount of Recognizable Salary earned in each Pay Period prior to reaching the Recognizable Salary limit.

(s)           “Salary” means an Eligible Employee’s base salary for the Supplemental Plan Year, without regard to the limitation on compensation to One Hundred Fifty Thousand Dollars ($150,000), as adjusted for cost of living adjustments, under Section 401(a)(17) of the Code.

(t)            “Salary Reduction Agreement” means an agreement entered into between an Active Participant and the Employer to authorize the Employer to reduce the Active Participant’s Salary and contribute the amount of such reduction to the Plan.

(u)           “Savings Plan” means the New York Stock Exchange and Subsidiary Companies Employee Savings Plan, as amended from time to time.

(v)            “Subsidiary” means any corporation (other than the NYSE and any Qualifying Entity) in an unbroken chain of corporations beginning with the NYSE if, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(w)           “Supplemental Account” means one of the accounts to which a Participant’s Supplemental Benefits shall be credited.  Wherever used in this Plan, the plural shall be deemed to include all of the singulars.

(x)           “Supplemental Benefit” means the book entry contributions made to a Participant’s Supplemental Account(s) and Earnings thereon.  Wherever used in this Plan, the plural shall be deemed to include all of the singulars.

(y)           “Supplemental Plan Year” means the period designated as a “Plan Year” under the Savings Plan.

(z)           “Termination of Employment” means termination of employment as an Employee of all of the Employers, Subsidiaries, and all Qualifying Entities for any reason whatsoever, including but not limited to death, disability, retirement, resignation or involuntary termination.  Notwithstanding the foregoing, a Termination of Employment shall not be deemed to occur if an Employee transfers to, or otherwise immediately commences employment with, a Qualifying Entity or a Subsidiary until such Employee incurs a Termination of Employment with all Employers, Subsidiaries (including, as provided in the next sentence, any former Subsidiaries) and all Qualifying Entities.  If a Subsidiary of the NYSE ceases to be a Subsidiary of the NYSE, an Employee of such entity will not be deemed to incur a Termination of Employment solely as a result of such change in status unless and until the Committee determines, in its sole discretion, that such Employee has incurred a Termination of Employment and when such Termination of Employment is deemed to have occurred.

To the extent not inconsistent with the foregoing definitions and the terms hereof, any defined terms used in this Plan shall have the same meaning as in the Savings Plan.

2.             Participation.

(a)           Each Employee who is a Participant or an Eligible Employee on August 1, 1997 may elect prior to the end of the thirty (30) day period commencing on August 1, 1997, on forms prescribed by the Committee, to become an Active Participant in Plan A, Plan B or Plan C for the remainder of such Supplemental Plan Year with respect to future Salary.  Any elections made pursuant to the Plan by a Participant which was effective prior to August 1, 1997 to reduce the Participant’s Salary shall be terminated and void effective as of the earlier of (i) the effective date of a new election made on or after August 1, 1997 or (ii) September 1, 1997.

(b)           For the Supplemental Plan Year commencing January 1, 1998 and each Supplemental Plan Year thereafter, an Eligible Employee may elect prior to the beginning of each Supplemental Plan Year (during such period as the Committee may prescribe, in its sole discretion) on forms prescribed by the Committee, to become an Active Participant in Plan A, Plan B or Plan C for such Supplemental Plan Year.  If, after August 1, 1997, any Employee becomes an Eligible Employee during a Supplemental Plan Year, he may elect to become an Active Participant prior to the end of the thirty (30) day period following the date he becomes an Eligible Employee by completing a Salary Reduction Agreement with respect to future Salary.  Notwithstanding the foregoing, an Eligible Employee who is on disability leave from an Employer and is receiving long-term disability benefits from a plan sponsored by the Employer, may elect to become an Active Participant prior to the end of the thirty (30) day period following the date his disability leave ends, provided he is an Eligible Employee when his disability leave ends.  The Participant’s enrollment application shall evidence the Participant’s agreement to the terms of the Plan and include either one or two Salary Reduction Agreements.  One Salary Reduction Agreement (the “415 Agreement”) may authorize the Employer to reduce the Participant’s Recognizable Salary Per Pay Period after the Code Section 415(c)(1)(A) limit has been reached in a Supplemental Plan Year with respect to the Savings Plan by a percentage of the Participant’s Recognizable Salary Per Pay Period, in whole percentages, up to sixteen percent (16%).  The other Salary Reduction Agreement (the “401(a)(17) Agreement”) may authorize the Employer to reduce the Participant’s Excess Salary Per Pay Period after the Recognizable Salary limit has been reached in a Supplemental Plan Year, by a percentage of the Participant’s Excess Salary Per Pay Period, in whole percentages.

(c)           A Participant may terminate his election with regard to his future Salary as of the beginning of the next Pay Period in accordance with the procedures established by the Committee.  In the event a Participant terminates either his 415 Agreement or 401(a)(17) Agreement pursuant to this Section 2( c), the other Salary Reduction Agreement shall be deemed terminated and the Participant shall not again be permitted to be an Active Participant for purposes of Plan A, Plan B or Plan C, until the later of (i) the first day of the first Pay Period following the six (6) month period commencing on the effective date of the Participant’s election to terminate his 415 Agreement or 401(a)(17) Agreement, or (ii) the first day of the first Pay Period in the Supplemental Plan Year next commencing after the effective date of the Participant’s election to terminate his 415 Agreement or 401(a)(17) Agreement, provided the Participant is still an Eligible Employee.  Except as set forth above, no changes in Salary Reduction Agreements may be made in any Supplemental Plan Year to which such Salary Reduction Agreements relate.

(d)           Notwithstanding any provision herein to the contrary, no Employee who has waived participation in the Plan under any individual compensation, retirement or other agreement, shall be eligible to become a Participant hereunder.  The Employer shall be entitled to reduce the reduction percentage elected by a Participant in his 415 Agreement or 401(a)(17) Agreement to the extent necessary to withhold on the Participant’s Salary for tax purposes, including, without limitation, federal, state, and local taxation, to make employee contributions to any employee benefit plan maintained by the Employer on behalf of the Participant, to comply with any order issued by a court or other administrative entity with competent jurisdiction and authority, or to make employee contributions to any other payroll deduction program.

(e)           A Participant shall cease to be an Active Participant with regard to a Supplemental Plan Year of a Plan if he is not or ceases to be an Eligible Employee with regard to said Plan.  A Participant’s classification as an Eligible Employee shall be made anew for each Supplemental Plan Year and new Salary Reduction Agreements must be made for each Supplemental Plan Year.

3.             Contributions and Amount of Supplemental Benefits.

(a)           (A)          The Employer shall make a book entry contribution to the Supplemental Account in Plan A of each Active Participant in Plan A as of the last day of each Pay Period in an amount equal to a percentage of the Participant’s Recognizable Salary Per Pay Period after the Code Section 415(c)(1)(A) limit has been reached in a Supplemental Plan Year equal to the lesser of (i) the percentage of Recognizable Salary Per Pay Period designated by such Participant in his 415 Agreement and (ii) the percentage of Recognizable Salary Per Pay Period equal to the average percentage of the portion of Recognizable Salary during the Supplemental Plan Year earned prior to reaching the Code Section 415(c)(1)(A) limit that the Participant contributed on a pre-tax or after-tax basis to the Savings Plan during said Supplemental Plan Year.  For purposes of Plan A, an Eligible Employee’s 415 Agreement will not be operative until the Eligible Employee has reached the Code Section 415(c)(1)(A) limit in the Savings Plan in a Supplemental Plan Year.

(B)           The Employer shall make a book entry contribution to the Supplemental Account in Plan B of each Active Participant in Plan B as of the last day of each Pay Period in an amount equal to a percentage of the Participant’s

Excess Salary Per Pay Period, which percentage shall be the lesser of:  (i) the average percentage of Recognizable Salary contributed during the Supplemental Plan Year to the Savings Plan either on a pre-tax or after-tax basis; or (ii) the percentage of Excess Salary the Participant has elected to defer hereunder pursuant to his applicable Salary Reduction Agreement.  For purposes of Plan B, an Eligible Employee’s 401(a)(17) Agreement will not be operative until the Eligible Employee has reached the Recognizable Salary limit in a Supplemental Plan Year.

(C)           The Employer shall make a book entry contribution to the Supplemental Account in Plan C of each Active Participant in Plan C as of the last day of each Pay Period in an amount equal to (i) the sum of the amounts deferred under the 415 Agreement for such Pay Period and the amounts deferred under the 401(a)(17) Agreement for such Pay Period less (ii) the amounts allocated to Plan A and Plan B pursuant to Section 3(a)(A) and 3(a)(B) respectively, for such Pay Period.

(b)           The Participant’s Salary shall be reduced each Pay Period by the amount specified in such Salary Reduction Agreements on a pre-tax basis.  All salary reduction contributions made to the Plan on behalf of a Participant shall be based on the Participant’s Salary Reduction Agreements described in Section 2(a) above.

(c)           As of the last day of each Pay Period, the Employer shall make a book entry contribution to the Supplemental Accounts of each Active Participant in Plan A, Plan B, and Plan C, for whom a book entry contribution has been made hereunder pursuant to Section 3(a) above, in an amount equal to the same matching percentage as the Exchange Matching Contributions under the Savings Plan for the relevant Pay Period (the “Match”), up to the same percentage limit on Salary as provided under the Savings Plan (the “Match Percentage Limit”), whether or not the Participant participates in the Savings Plan.  To the extent the Match Percentage Limit is not exceeded, the Match, to the extent available, shall be made to the Active Participant’s Supplemental Accounts in the following order of priority:  Plan A; Plan B and then Plan C; provided, that, if a Participant is only an Active Participant in Plan C, the Match to the extent available shall be made to Plan C.  In the event a Participant terminates his Salary Reduction Agreement or is suspended from being an Active Participant in the Plan pursuant to Section 6 herein, the Employer shall discontinue making book entry contributions of the Match until Salary reductions pursuant to a Salary Reduction Agreement resume.

(d)           A Participant’s Supplemental Benefits shall be fully vested at all times and shall consist of the balance in his Supplemental Accounts, including Earnings thereon.  Earnings shall be credited to a Participant’s Supplemental Accounts as provided in Section 4 below.

(e)           Effective as of August 1, 1997, the Supplemental Account of each Participant that is attributable to a book entry contribution made before August 1, 1997 shall be entered as a book entry contribution to Plan B.

(f)            Notwithstanding anything herein, if a Participant receives a hardship withdrawal under the Savings Plan for CODA Contributions or a Hardship withdrawal hereunder, all Salary reductions hereunder shall cease for the suspension period required under the terms of the Savings Plan or hereunder, as the case may be.  Immediately following such suspension period, Salary reductions hereunder (and corresponding book entry contributions) shall resume only if the Participant is then an Eligible Employee and has entered into a new Salary Reduction Agreement.

4.             Measurement of Earnings.

(a)           Effective as of August 1, 1997, the Committee may designate alternatives for the measuring of Earnings on a Participant’s Supplemental Accounts from time to time.  The Committee may designate additional measuring alternatives, withdraw measuring alternatives, or change the designation of measuring alternatives as of the beginning of any calendar month, or at such other times as it may determine, in its sole discretion.  One alternative shall be based on a money market type fund which alternative shall be the default alternative if a Participant fails to timely elect another alternative.  The Committee shall credit the balance in the Participant’s Supplemental Accounts as of the last business day of each calendar month, or such other dates as are selected by the Committee in its sole discretion, with Earnings (including gains or losses, whether or not realized, in the value of the measuring alternative) from the last business day of the prior calendar month, or such other dates as are determined by the Committee, at a rate equal to the performance of the measuring alternatives selected by the Participant (in accordance with Section 4(b) below) for the calendar month (or such other applicable period) to which such selection relates.  The crediting of an Earnings factor shall occur so long as there is a balance in the Participant’s Supplemental Accounts with respect to Supplemental Benefits that are to be paid on the last business day of a month.  Earnings shall be credited to the Supplemental Accounts from which such Supplemental Benefits are to be paid before determining the amount to be paid on such day.

(b)           Upon the later of (i) electing to become a Participant in the Plan or (ii) August 1, 1997, a Participant shall select in writing, on a form prescribed by the Committee, from among the measuring alternatives available under the Plan, if any, for the measuring of Earnings on such Participant’s Supplemental Accounts.  A Participant may change the selection of his measuring alternatives for the measuring of Earnings on future amounts credited to his Supplemental Accounts as of the beginning of the following calendar month (or at such other times and in such manner as prescribed by the Committee, in its sole discretion), subject to such notice and other administrative procedures as established by the Committee.  A Participant may transfer funds “invested” for measuring purposes in accordance with the Participant’s elected measuring alternatives to differing measuring alternatives as of the beginning of the following calendar month (or at such other times as prescribed by the Committee, in its sole discretion), subject to such notice and other administrative procedures as established by the Committee.  Allocation of funds among Plan A, Plan B and Plan C to the Participant’s selected measuring alternatives shall be made pro-rata in accordance with the rules established by the Committee.

(c)           The Committee may, in its sole discretion, establish rules and procedures for the crediting of Earnings factors and the election of measuring alternatives pursuant to this Section 4.

(d)           Prior to August l, 1997, Earnings shall be credited to each Participant’s Supplemental Accounts as of the last business day of each month, at a rate equal to the rate of interest earned by the NYSE on its Working Capital Fund during such month.  Such interest shall be credited on the Supplemental Benefits in such Supplemental Account as of the close of the last business day of the preceding month.  Notwithstanding the foregoing, no Earnings shall be credited to any Participant’s Supplemental Accounts with respect to any month unless Supplemental Benefits remain credited to such Supplemental Accounts on the last business day of such month.  With respect to Supplemental Benefits that are to be paid on the last business day of a month, Earnings shall be credited to the Supplemental Accounts from which such Supplemental Benefits are to be paid before determining the amount to be paid on such day.

5.             Payment of Supplemental Benefits.

(a)           Upon a Participant’s initial election to become an Active Participant hereunder, he may make elections to receive his Supplemental Benefits from each or all of Plan A, Plan B or Plan C in the standard lump sum distribution form or in approximately equal annual installments over a period as elected by the Participant but not in excess of ten (10) years, to commence as soon as administratively feasible following (i) his Termination of Employment (other than by reason of death) or (ii) the January 1 next following his Termination of Employment, as elected by the Participant at the time of such initial election.  Notwithstanding the foregoing, the form and timing of payment of Supplemental Benefits from Plan A and Plan B must be identical.  The Supplemental Accounts of a Participant who elects to receive annual installment payments shall continue to be credited with Earnings until the final installment is paid.  If a Participant does not make an installment election or an election with respect to the timing of payment(s), Supplemental Benefits shall be paid to him in a single lump sum as soon as administratively feasible following his Termination of Employment (other than by reason of the Participant’s death).  Allocation of withdrawals among the Plan A, Plan B and Plan C shall be made in accordance with the rules established by the Committee.

(b)           Notwithstanding Section 5(a), a Participant may make an election or change his existing election, on a form prescribed by and filed with the Committee, at any time at least one (l) year prior to his Termination of Employment, to receive his Supplemental Benefits in a lump sum or in approximately equal annual installments, over a period as elected by the Participant but not in excess of ten (10) years, and commencing as soon as administratively feasible following (i) his Termination of Employment (other than by reason of death) or (ii) the January 1 next following his Termination of Employment as the Participant elects.  A Participant may change his election regarding the timing and form of the payment of his Supplemental Benefits or revoke any previous election, by filing the prescribed form(s) with the Committee, at least one (1) year prior to the Participant’s Termination of Employment.  Notwithstanding the foregoing, each Employee who is (i) a Participant on August 1, 1997 or (ii) elects to become an Active Participant in the Plan after August 1, 1997, shall be entitled to make an initial election regarding the timing and form of payment of his Supplemental Benefits, provided that such election is made and filed with the Committee prior to the end of the thirty (30) day period commencing on the later of August 1, 1997 or the date the Employee first becomes a Participant.

(c)           If a Participant dies prior to receiving his total Supplemental Benefits, the unpaid portion of such Supplemental Benefits shall be paid to the Participant’s Beneficiary in a single lump sum, as soon as administratively feasible following the Participant’s death, provided, however, subject to Section 5(d) below, that the Participant shall have the right, in a writing filed with the Committee, to make elections, prior to his Termination of Employment, to have his

Supplemental Benefits payable or remaining payable at his death to be paid to his spouse (i) in approximately equal annual installments, over a period as elected by the Participant but not in excess of the lesser of ten (10) years or the remaining installments if the Participant is already receiving installments, and (ii) to commence as soon as administratively feasible following (i) his death or (ii) the January 1 next following his death, as elected by the Participant.  Such elections (or any election to revoke or change a prior election) must be made and filed with the Committee at least one year prior to the earlier of the Participant’s death or Termination of Employment, provided, however, that the initial election of an Employee who is a Participant on August 1, 1997 or each Eligible Employee who shall become an Active Participant thereafter, shall be binding if filed with the Committee prior to the end of the thirty (30) day period commencing on the later of August 1, 1997 or the date the Employee first becomes a Participant.

(d)           Notwithstanding any provision of the Plan to be contrary, any distribution from the Plan to a trust or estate which is the Beneficiary of a Participant shall be made in a lump sum regardless of the Participant’s election.

6.             Hardship Withdrawals.

(a)           The Human Resources Policy and Compensation Committee of the Board, in its sole discretion, may approve a distribution to a Participant prior to his Termination of Employment due to the Participant’s Hardship, upon the Participant’s request.  Such a distribution shall be made first from Plan C, and to the extent the funds held under Plan C are insufficient, from Plan B, and to the extent the funds held under Plan B are insufficient, from Plan A.  The Employer shall make book entries to the Participant’s Supplemental Accounts in Plan C, Plan B and/or Plan A to reduce such Participant’s Supplemental Accounts.  For the purposes of this Section 6, a Participant shall experience a “Hardship” if, and only if, such Participant experiences an immediate and heavy financial need (as defined in (b) below) and the withdrawal is necessary to satisfy the financial need of the Participant (as defined in (c) below).  The Supplemental Accounts of a Participant who takes a withdrawal pursuant to this Section 6 shall not be credited with book entry contributions hereunder and no reduction shall be made from the Participant’s Salary for a suspension period which shall commence with respect to the Pay Period which follows the Pay Period which includes the date of such withdrawal, and shall continue for a total of twenty-seven (27) Pay Periods, in the case of biweekly paid Participants, and thirteen (13) Pay Periods, in the case of monthly paid Participants.  Salary reductions (and corresponding book entry contributions) under the Plan with respect to the Participant shall recommence as of the first Pay Period which commences following the expiration of the suspension period, provided the Participant is then an Eligible Employee and has entered into a new Salary Reduction Agreement.

(b)           A Participant will be deemed to experience a Hardship if, and only if, he needs the withdrawal for one of the following reasons:

(i)            to pay for expenses for medical care described in Code Section 213(d) previously incurred by the Participant, the Participant’s spouse, or any dependents of the Participant, or necessary for these persons to obtain medical care described in Code Section 213(d);

(ii)           to pay costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);
(iii)          to pay tuition and related educational fees for the next twelve (12) months of post-secondary education for the Participant, or the Participant’s spouse, children or dependents;
(iv)          to pay amounts necessary to prevent the eviction of the Participant from the Participant’s principal residence or foreclosure on the mortgage of that residence.

(c)           A withdrawal will be deemed necessary to satisfy the financial need of a Participant if, and only if:

(i)            The withdrawal is not in excess of the amount of the immediate and heavy financial need of the Participant.  The amount of an immediate and heavy financial need may include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution.
(ii)           The Participant has obtained all distributions, other than hardship distributions of CODA Contributions under the Savings Plan, currently available under all plans maintained by the Employer.  Notwithstanding the foregoing, if the Internal Revenue Service issues a determination letter regarding the qualification under the Section 401(a) of the Code for the Savings Plan (or an amendment to the Savings Plan) where the Savings Plan (or an amendment thereto) provides, or has the effect, that a Participant in the Savings Plan may request hardship distributions of CODA Contributions prior to making a request for a withdrawal under this Plan on account of Hardship, then a withdrawal under Section 6 will be deemed necessary to satisfy the financial need of a Participant only if the Participant has obtained all distributions, including hardship distributions of CODA Contributions under the Savings Plan, currently available under all plans maintained by the Employer.
(iii)          The Participant has provided documentation to the Committee that he has a reasonable financial need for the withdrawal.

7.             Claims Procedure.

(a)           The Committee shall be responsible for determining all claims for benefits under this Plan by the Participants or their Beneficiaries, in its sole discretion, based on the Plan documents.  Within ninety (90) days after receiving a claim (or within up to one hundred eighty (180) days, if the claimant is notified of the need for additional time, including notification of the reason for the delay), the Committee shall notify the Participant or Beneficiary of its decision in writing, giving the reasons for its decision if adverse to the claimant.  If the decision is adverse to the claimant, the Committee shall advise him of the Plan provisions involved, of any additional information which he must provide to perfect his claim and why, and of his right to request a review of the decision.

(b)           A claimant may request a review of an adverse decision by written request to the Committee made within sixty (60) days after receipt of the decision.  The claimant, or his duly authorized representative, may review pertinent documents and submit written issues and comments.

(c)           Within sixty (60) days after receiving a request for review (or up to one hundred twenty (120) days after such receipt if the Participant is notified of the delay and the reasons therefor), the Committee shall notify the claimant in writing of (i) its decision, (ii) the reasons therefor, and (iii) the Plan provisions upon which it is based.

(d)           The Committee may at any time alter the claims procedure set forth above, so long as the revised claims procedure with regard to Plan B and Plan C complies with the ERISA, and the regulations issued thereunder.

(e)           The Committee shall have the full power and authority to interpret, construe and administer this Plan in their sole discretion based on the provisions of the Plan documents and to decide any questions and settle all controversies that may arise in connection with the Plan.  The Committee’s interpretations and construction thereof, and actions thereunder, made in the sole discretion of the Committee, including any valuation of the Supplemental Benefits, any determination under this Section 7, or the amount of the payment to be made hereunder, shall be based on the Plan documents and shall be final, binding and conclusive on all persons for all persons.  No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.  To the extent that a form prescribed by the Committee to be used in the operation and administration of the Plan does not conflict with the terms and provisions of the Plan document, such form shall be evidence of (i) the Committee’s interpretation, construction and administration of this Plan and (ii) decisions or rules made by the Committee pursuant to the authority granted to the Committee under the Plan.

8.             Construction of Plan.

(a)           This Plan is “unfunded” and Supplemental Benefits payable hereunder shall be paid by the Employer out of its general assets.  Participants and their designated Beneficiaries shall not have any interest in any specific asset of the Employer as a result of this Plan.  Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship amongst any Employer, the Committee, and the Participants, their designated Beneficiaries or any other person.  Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be part of the general funds of the applicable Employer and no person other than the applicable Employer shall by virtue of the provisions of this Plan have any interest in such funds.  To the extent that any person acquires a right to receive payments from any Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.  The Employer may, in its sole discretion, establish a “rabbi trust” to pay Supplemental Benefits hereunder.

(b)           Each Employer shall be liable for the obligations hereunder only with respect to deferrals, Match and Earnings thereon, attributable to each Participant’s Salary paid by such Employer, and not with respect to the deferrals paid by any other Employer.  Any amounts paid by an Employer for another Employer to a Participant shall be deemed merely an accommodation and administrative convenience and not an acknowledgment in any manner of any liability for the obligations of such other Employer.

(c)           All expenses incurred in administering the Plan shall be paid by the Employer.

9.             Limitation of Rights.

Nothing contained herein shall be construed as conferring upon an Employee the right to continue in the employ of any Employer as an executive or in any other capacity or to interfere with the Employer’s right to discharge him at any time for any reason whatsoever.

10.          Payment Not Salary.

Any Supplemental Benefits payable under this Plan shall not be deemed salary or other compensation to the Employee for the purposes of computing benefits to which he may be entitled under any pension plan or other arrangement of any Employer for the benefit of its employees.

11.          Severability.

In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision never existed.

12.          Withholding.

All payments under this Plan shall be subject to the withholding of such amounts relating to federal, state or local taxes as each Employer may reasonably determine it should withhold based on applicable law or regulations.

13.          Assignment.

This Plan shall be binding upon and inure to the benefit of the Employers, their successors and assigns and the Participants and their heirs, executors, administrators and legal representatives.  In the event that any Employer sells or transfers all or substantially all of the assets of its business and the acquiror of such assets assumes the obligations hereunder, the Employer shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

14.          Non-Alienation of Benefits.

The benefits payable under this Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

15.          Governing Law.

To the extent legally required, the Code shall govern Plan A and the Code and Parts 1 and 5 of Title I of ERISA shall govern Plan B and Plan C, and, if any provision hereof is in violation of any applicable requirement of the Code or ERISA, the NYSE reserves the right to retroactively amend the applicable Plan to comply therewith.  To the extent not governed by the Code and Parts 1 and 5 of Title I of ERISA, the Plans shall be governed by the laws of the State of New York, without regard to conflict of law provisions.

16.          Amendment or Termination of Plan.

The Board (or a duly authorized committee thereof), or a person designated by the Board may, in his or its sole and absolute discretion, amend this Plan or any component plan thereof from time to time and at any time in such manner as he or it deems appropriate or desirable, and the Board (or a duly authorized committee thereof) or a person designated by the Board may, in its sole and absolute discretion, terminate the Plan or any component plan thereof for any reason or no reason from time to time and at any time in such manner as it deems appropriate or desirable.  Each Employer may withdraw from this Plan at any time, in which case it shall be deemed to maintain a separate plan for Participants who are its employees identical to this Plan except that such Employer shall be deemed to be the “NYSE” for all purposes.  No amendment, termination or withdrawal shall reduce or terminate the then vested benefit of any Participant or Beneficiary.  Upon an amendment, termination or withdrawal, the Employer shall not be required to distribute a Participant’s accrued Supplemental Benefits prior to the Participant’s Termination of Employment, but, in the event of a termination of the Plan, may do so in a lump sum at the discretion of the NYSE.

17.          Non-Exclusivity.

The adoption of the Plan by an Employer shall not be construed as creating any limitations on the power of the Employer to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

18.          Non-Employment.

This Plan is not an agreement of employment and it shall not grant the employee any rights of employment.

19.          Gender and Number.

Wherever used in this Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

20.          Headings and Captions.

The headings and captions herein are provided for reference and convenience only.  They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

21.          Interpretation of the Plan;  Securities Requirements.

The Committee shall have the authority to adopt, alter or repeal such administrative rules, guidelines and practices governing the Plan and perform all acts as it shall from time to time deem advisable; to construe and interpret the terms and provisions of the Plan; and to otherwise supervise the administration of the Plan.  The Committee may impose such rules designed to facilitate compliance with the securities laws.  To the extent required by applicable law, this Plan is intended to comply with, and shall be subject to the limitations of Rule 701 under the Securities Act of 1933 and/or the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.  The Committee shall have the authority to suspend the Plan and take any action necessary, including revoking Participants’ Salary Reduction Agreements, prospectively and/or retroactively, to ensure that the Plan complies with Federal and state securities laws, including to the extent applicable, the limitations of Section 4(2) and Rule 701 under the Securities Act of 1933 and/or Section 4(2) of the Securities Act of 1933.

22.          Entire Agreement

This Plan, along with the Participants’ elections hereunder, constitutes the entire agreement between the Employer and the Participants pertaining to the subject matter herein and supersedes any other plan or agreement, whether written or oral, pertaining to the subject matter herein.  No agreements or representations, other than as set forth herein, have been made by the NYSE or the Employer with respect to the subject matter herein.

IN WITNESS WHEREOF, the NYSE has caused this Plan to be executed this 1st day of August, 1997.

NEW YORK STOCK EXCHANGE, INC.

By:	/s/ FRANK Z. ASHEN
Title:	SVP